EXHIBIT 10.3

WELLS                                                         Wells Fargo Credit
FARGO                                                              MAC T6312-030
                                                                    14800 Quorum
                                                                       Suite 320
                                                               Dallas, TX  75254

October 29, 2007                                      REVISED 10/29/07

Mr. Scott Goodman
Chief Financial Officer
Cargo Connection Logistics Corp.
600 Bayview Ave.
Inwood, NY  11096

Scott:

     Wells Fargo Business Credit, Inc. ("WFBC") an operating division of Wells Fargo Bank, N.A. is pleased to provide a letter of interest for accounts receivable purchase financing CARGO CONNECTION LOGISTICS CORP...THIS LETTER OF INTEREST IS FOR DISCUSSION PURPOSES ONLY AND IS SUBJECT TO FINAL DUE DILIGENCE AND APPROVAL BY WELLS FARGO BUSINESS CREDIT'S SENIOR MANAGEMENT. Its purpose is to provide you an approximate representation of the major terms and conditions for your comparison of financing alternatives. The following highlights a sample structure of the contemplated arrangement:

FACILITY LIMIT:       Up  to $3,000,000  based on eligible  accounts  receivable
                      collateral.  THIS   AMOUNT   CAN   BE  INCREASED  AS  YOUR
                      RECEIVABLE VOLUME GROWS.

ADVANCE RATE:         Up  to  95%  of  the  face  amount  of  eligible purchased invoices.

PURCHASES:            Purchases  are  at WFBC's  discretion  and  are subject to
                      WFBC's   verification   and  assignment  of  the  accounts
                      receivable.  Our payments to Cargo  Connection   Logistics
                      Corp.  on  purchased   invoices  are disbursed via  a wire
                      transmission to Cargo Connection Logistics Corp. bank account.

PRICING: This facility will be priced at the Prime Rate of Interest plus 1.00%. In addition a discount fee of 0.35% will be assessed on the gross amount of each invoice purchased. Prime rate pricing is applied based on the advanced amount of the invoice times the period elapsing between the purchase and collection of each specific receivable. There would be additional fees and charges in the event of default.

PRIME RATE OF
INTEREST:             "Prime  Rate"  means at any time the rate of interest most recently  announced  by  Wells  Fargo  Bank  as  its Prime
                      Rate.

DOCUMENTATION
FOR PURCHASED
INVOICES:             Copies  of  any documents  requested  by  WFBC, i.e. Cargo
                      Connection  Logistics  Corp.  will  submit  an  electronic file  to  WFBC  for  funding  with  a signed  Schedule  of
                      Invoices.  Each   Invoice   will  bear   instructions   to


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                      customers  to  mail  all  payments  to  WFBC's  lock  box.
                      WFBC   will    notify    customers   of   new   remittance
                      instructions.

TERM: Initial term of twelve (12) months from the date of execution and automatically renewed for successive twelve (12) month periods, unless terminated at the end of the initial term or any renewal term by giving written notice of termination at least thirty (30) days prior to the end of such period. CARGO CONNECTION LOGISTICS CORP. AFTER THE INITIAL TERM OF TWELVE (12) MONTHS WILL HAVE THE OPTION OF TERMINATING THE AGREEMENT UPON 90 DAYS PRIOR WRITTEN NOTICE TO WFBC.

MONTHLY
MINIMUM: Cargo Connection Logistics Corp. will be required to present and sell to WFBC acceptable receivables of no less than $1,000,000 each month for the term of the contract.

LOCKBOX: All receipts shall be directly deposited to a separate collateral account (via the use of a lockbox) at Wells Fargo Business Credits discretion and control. After allowing three day(s) for collection of receipts, deposited amounts will be applied to the Credit Facility. THIS LOCKBOX WILL REQUIRE A $2,000 INITIAL SETUP FEE AND A $500 MONTHLY MAINTENANCE FEE BOURNE SOLELY BY CARGO CONNECTIONS LOGISTICS CORP.

COLLECTED
RESERVE: The collected reserve (net appropriate fees) is remitted back to Cargo Connection Logistics Corp. bank account for funds collected the prior week. This disbursement is sent via an ACH transmission.

SECURITY:             A  first  priority  security  interest  and UCC  filing on all property, including accounts, instruments, documents, contract rights, chattel paper, general intangibles and the proceeds thereof. Cargo Connection Logistics Corp.
                      will absorb costs associated with WFBC UCC filing and lien searches.

GUARANTORS:           The  Principal  Officers of  the company  will be required to grant validity guaranty's to WFBC in a form acceptable to WFBC as part of this financing arrangement.

CLOSING DATE:         This  transaction  shall  close on or before 12/1/2007 and shall be subject to satisfaction of all the conditions required by WFBC.

ONLINE ACCESS:        Cargo  Connection  Logistics  Corp.  will have full online access to WFBC's web based CEO system for daily report access.

GOOD FAITH DEPOSIT:   As evidence of our mutual good faith, and in consideration of  our  having  incurred  and continuing to incur certain expenses in the expectation  of  establishing a  financing agreement  between  us  and  the Company, we request  that
                      you   deposit  with  us  $5,000  against  our expenses (WE
                      WILL APPLY $2,000 OF THIS TO  THE INITIAL  SET  UP  OF THE
                      LOCKBOX.)

THIS LETTER OF INTEREST IS FOR DISCUSSION PURPOSES ONLY AND IS SUBJECT TO FINAL DUE DILIGENCE AND APPROVAL BY WELLS FARGO BUSINESS CREDIT'S SENIOR MANAGEMENT. Its purpose is to provide you an approximate representation of the major terms and conditions for your comparison of

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financing  alternatives.  Upon execution,  the  terms  of  the  Account Purchase
Agreement will govern the relationship between WFBC and Cargo Connection Logistics Corp.

The Proposal is valid for fifteen (15) business days from the date above written, and is subject to our normal due diligence and execution of our documentation.

If this Proposal is acceptable to you, please sign below and return via facsimile to my attention at 815-461-2258, and upon the submission of the Good Faith Deposit we will begin our due diligence.

Please contact me if you have any questions about this Proposal: we welcome the opportunity to do business with you. We are already to close this transaction as quickly as needed to meet your funding requirements.

Thank you for your consideration.

Sincerely,

/s/ Jeffrey E. Duclow

Jeffrey E. Duclow
Vice President
Wells Fargo Business Credit



Agreed and Accepted:

Cargo Connection Logistics Corp.



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